EXHIBIT 11B

                                                   GATX CORPORATION AND SUBSIDIARIES

                                                         --------------------

                                          COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                                                      AND COMMON STOCK EQUIVALENT
                                                        ASSUMING FULL DILUTION

                                                 IN MILLIONS, EXCEPT PER SHARE AMOUNTS

                                                                 THREE MONTHS             SIX MONTHS
                                                                 ENDED JUNE 30           ENDED JUNE 30
                                                                ---------------         ---------------
                                                                 1994        1993       1994        1993
                                                                ------      ------      ------      ------
Average number of shares used to compute
  primary earnings per share................                     20.2        19.9        20.1        19.8

Common Stock issuable upon assumed
  conversion of Preferred Stock.............                      4.0         4.0         4.1         4.1
                                                                -----       -----       -----       -----

Total.......................................                     24.2        23.9        24.2        23.9
                                                                =====       =====       =====       =====


Net income as adjusted
  per primary computation...................                    $17.6       $22.9       $34.5       $38.1

Add - Dividends paid on Preferred Stock.....                      3.3         3.3         6.6         6.7
                                                                -----       -----       -----       -----

Net income, as adjusted.....................                    $20.9       $26.2       $41.1       $44.8
                                                                =====       =====       =====       =====

Net income per share,
assuming full dilution......................                    $ .87       $1.09       $1.70       $1.87
                                                                =====       =====       =====       =====























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